CONSENT

We hereby consent to all references in the section of the prospectus contained in Amendment No. 1 to the Registration Statement of Comanche Clean Energy Corporation on Form F-1 entitled "Service of Process and Enforcement of Judgments" to advice given by our firm to Comanche Clean Energy Corporation regarding the enforcement of foreign judgments in the Cayman Islands and the bringing of original actions in the Cayman Islands predicated on the federal securities laws of the United States and the summarization therein of our advice. We also consent to the references to our firm under the heading "Legal Matters" in such prospectus. We further consent to the filing of our opinion dated November 1, 2007 to Comanche Clean Energy Corporation as an exhibit to the registration statement.

/s/ Maples & Calder

MAPLES and CALDER
1 November 2007